Exhibit 99.1

ENERGTEK INC. ANNOUNCES FILING OF FORM 15
TO TERMINATE THE REGISTRATION OF ITS COMMON STOCK

New York, NY, December 15, 2008 – Energtek Inc. (OTC: EGTK), today announced  that  it is  filing  a Form  15  with  the  Securities  and  Exchange Commission.  The effect of this filing is to suspend Energtek's reporting obligations under the Securities Exchange Act of 1934 and to terminate the registration of its common stock.  The Company expects the de-registration to become effective upon its filing with the Securities and Exchange Commission.

Under the SEC's rules, a company with fewer than 300 record holders may voluntarily terminate the registration of its securities by filing a Form 15 with the SEC. Energtek currently has fewer than 300 record holders.  The Company's duty to file periodic and current reports with the SEC will be suspended immediately upon the filing of the Form 15.

The Board of Directors of Energtek decided to take this action after due consideration and careful analysis. It compared the advantages and disadvantages of deregistering and continuing to operate as a public reporting company, particularly in light of the fact that the Company was not successful in its capital raising efforts in the United States.  The Board of Directors concluded that the net benefits of deregistering outweighed those of continuing as a public reporting company.

In reaching this decision, the Board of Directors focused on, among other items, shareholder value.  As such, it considered a number of factors during its analysis.  These included the elimination of the disproportionately large costs, both direct and indirect, associated  with the preparation and filing of the Company's  periodic  reports with the SEC as well as avoidance  of the  increases  in costs  associated  with being a public  company in light of the  Sarbanes-Oxley  Act of 2002 and related SEC rules.  The Board also considered the market value that the public markets have historically applied to the Company's shares and took note of the fact that trading of the Company's stock has historically been limited..

Energtek develops and applies proprietary ANG technology to provide complete well-to-wheel pipeless Natural Gas supply solutions to fleets of small vehicles and industrial consumers. Energtek's Natural Gas solutions reduce pollution and alleviate consumer energy costs. Energtek provides a profitable alternative motor fuel solution for the large market of low-income 2- and 3-wheel vehicle drivers in Asia. Energtek operates subsidiaries in North America, Europe, Asia and the Middle East. To learn more about the benefits of ANG Technology, visit www.energtek.com

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Energtek and its technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in Energtek's SEC filings. These risks and uncertainties could cause actual results to differ materially from those indicated in the forward-looking statements.

Direct inquiries to:
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(212) 999-6202
IR@energtek.com
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